EXHIBIT 23.4

CONSENT OF CREST ENGINEERING SERVICES, INC.

We hereby consent to the incorporation by reference in this registration statement on Form S-8, related prospectus, and any related prospectus supplement of Torchlight Energy Resources, Inc. (the “Registration Statement”) of our report dated March 14, 2016 attached as Exhibit 99.1 to the Annual Report on Form 10-K for the year ended December 31, 2015 of Torchlight Energy Resources, Inc. and to the references to our report on Torchlight Energy Resources, Inc.’s estimated oil and natural gas reserves as of December 31, 2015.

CREST ENGINEERING SERVICES, INC.

By:	/s/ W. Waterson Calhoun
Professional Engineer

Tyler, Texas
April 12, 2016